                         [APPLIED IMAGING LETTERHEAD]
                                                                   EXHIBIT 10.23

April 2, 1997


Jack Goldstein, Ph.D.
2 Glennon Farm Lane
Lebanon, NJ 08833

Dear Jack,

On behalf of the board of Applied Imaging, I am pleased to offer you the position of Chief Executive Officer of Applied Imaging, reporting to the Board of Directors.

We have all enjoyed getting to know you, and are unanimous in our enthusiastic support of your candidacy. We are convinced that you are well qualified to lead Applied Imaging in its growth, and to make a crucial contribution to the success of the Company.

Your annual salary will be $255,000. In addition you will be awarded 280,000 shares of common stock under the Company's Incentive Stock Option plan. The Company has approximately seven million outstanding shares. In line with our ISO program, the price of the shares will be determined by the market value of the shares at your starting date. You will vest 25% of your total holdings at the anniversary of your grant date. Accordingly, it will take four years to become fully vested.

In addition to your salary, you will be eligible to receive a cash bonus of up to 30% of your annual salary, based on your achievement of mutually agreed objectives set by the Board of Directors. An additional 20,000 shares will be issued to you under the ISO program at the completion of one year of employment, if the board deems your performance outstanding.

Our health insurance plan provides for dependent coverage until the dependent's twenty third birthday. The plan is largely company-sponsored, and depending on which HMO/PPO you select, the employee premium contribution can vary from zero to $50 per month. We also have a dental plan that is company-sponsored. You will be eligible for term life insurance coverage for two times your annual salary at no cost to you; our Long Term Disability program is a standard plan; however, we offer an LTD supplement for Corporate officers which mitigates 'loss of income' under the basic plan.

In addition, Applied Imaging offers a 401 (k) retirement program wherein the Company matches your voluntary contribution up to 3% of your salary, 1997's maximum allowable voluntary contribution (as established by the federal government) is $9,500.

To assist you in your permanent relocation, including the sale of your current residence and the purchase of a new home in California, Applied Imaging will reimburse your reasonable documented expenses, related to these transactions. In addition the company will reimburse you for reasonable documented expenses associated with the movement of your personal property to California and house hunting trips. Applied Imaging will also reimburse you for up to six month of temporary housing costs. Finally, the company will gross up tax liabilities which are incurred by you as a result of these relocation expenses.

We look forward to you joining Applied Imaging full time during the next 45 days. To confirm your acceptance of this offer, please sign below and return one copy of this letter to me by Friday, April 11, 1997.

Jack, on a personal basis, I am looking forward to working with you. I firmly believe that this is an exciting and challenging opportunity in which you can make a significant contribution. We all look forward to welcoming you aboard.

Regards,


/s/ Abe Coriat
Abe Coriat
Chairman of the Board

AC/dx



/s/ Jack Goldstein                              4/5/97
------------------                              ------
Jack Goldstein, Ph.D.                           Date

                         [Applied Imaging Letterhead]


April 4, 1997


Jack Goldstein, Ph.D.
2 Glennon Farm Lane
Lebanon, NJ 08833

Dear Jack,

Per my discussions with John Archer, the following is an addendum to my offer letter dated April 2nd.

1. In the event of the company terminating your employment for a reason other than cause, the company will continue paying your salary for a period of 12 months after your termination date.

2. I understand that it is your intention to start looking for a house to purchase, and to sell your current house, as soon as you begin your employment with Applied Imaging. In addition to the six months mentioned in the offer letter, the company will grant you up to two three-months extensions to cover reasonable temporary housing cost on an as needed basis, should it be required.

3. In the event of change in control due to a merger or acquisition of the company, the vesting of your shares will be accelerated, but only if the acceleration provision will not preclude the structuring of the proposed merger or acquisition as a pooling of interests, if this is the structure approved by the Board of Directors.

4. The price of your shares will be determined by the market value of the shares at your starting date. We will announce your ernployment with Applied Imaging after your starting date.

5. I understand that you intend to take vacations with your wife between July 2nd and July 11th. July 4th is independence day, as part of your vacations you could also celebrate your independence from J&J!!

May I say again how much we all welcome you to Applied Imaging -- and we look forward to you joining us soon.

Regards,


/s/ Abe Coriat                                          /s/ Jack Goldstein, PhD
Abe Coriat                                              4/5/97
Chariman of the Board